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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2005 on IsoTis S.A., in the Registration Statement on Form S-1 and related Prospectus of IsoTis, Inc. expected to be filed on or about January 26, 2007.

Ernst & Young Ltd.

/s/ Mark Hawkins         /s/ Laurent Bludzien

Geneva, Switzerland
January 22, 2007